Exhibit 5.1

Goodwin Procter LLP One Commerce Square 2005 Market Street, 32nd Floor Philadelphia, PA 19103

gooodwinlaw.com +1 445 207 7800

August 21, 2024

Windtree Therapeutics, Inc.

2600 Kelly Road, Suite 100

Warrington, Pennsylvania 18976

Re:         Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed by Windtree Therapeutics, Inc., a Delaware corporation (the “Company”) on the date hereof with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 27,668,106 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of up to (i) 16,331,331 shares (the “Preferred Shares”) of Common Stock issuable upon the conversion of the Company’s Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), and (ii) 11,336,775 shares (the “Warrant Shares” and together with the Preferred Shares, the “Shares”) of Common Stock issuable upon the exercise of certain warrants to purchase shares of Common Stock (the “Warrants”). The Shares are being sold by the selling stockholders listed in the Registration Statement under “Selling Stockholders” (the “Selling Stockholders”). The shares of Series C Preferred Stock and the Warrants were originally purchased by the Selling Stockholders in private placement transactions pursuant to (i) the Securities Purchase Agreement, dated as of July 18, 2024, and (ii) the Securities Purchase Agreement, dated as of July 26, 2024 (collectively, the “Purchase Agreements”), in each case, by and among the Company and such investors named therein.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinions set forth below, we have assumed that before the Preferred Shares and Warrant Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock the Company is authorized to issue under its amended and restated certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s amended and restated certificate of incorporation is less than the number of Preferred Shares and Warrant Shares.

Windtree Therapeutics, Inc.
August 21, 2024

The opinions set forth below are limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that:

1. The Preferred Shares have been duly authorized and, when issued in accordance with the terms of the Company’s Certificate of Designations of the Series C Preferred Stock, will be validly issued, fully paid and non-assessable.

2. The Warrant Shares have been duly authorized and, when issued upon exercise of the Warrants, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter llp

GOODWIN PROCTER LLP